United States Steel Corporation Reports 2010 Third Quarter Results

PITTSBURGH, Oct. 26 /PRNewswire-FirstCall/ --

•	Net loss of $51 million, or $0.35 per diluted share, including $139 million, or $0.96 per diluted share, of net foreign currency gains, primarily from the remeasurement of intercompany loans

•	Loss from operations of $138 million, including $86 million for inspection and repairs of critical structures, primarily at our Flat-rolled facilities

•	Shipments of 5.6 million tons, a decrease of five percent from second quarter 2010

•	Net sales of $4.5 billion, a decrease of four percent from second quarter 2010

•	Operating results, net sales and shipments reflect a significant improvement from the third quarter of 2009

•	Maintained strong liquidity position with $643 million of cash and $2.2 billion of total liquidity

United States Steel Corporation (NYSE: X) reported a third quarter 2010 net loss of $51 million, or $0.35 per diluted share, compared to a net loss of $25 million, or $0.17 per diluted share, in the second quarter of 2010 and a net loss of $303 million, or $2.11 per diluted share, in the third quarter of 2009.

Earnings Highlights
(Dollars in millions except per share data)	3Q 2010	2Q 2010	3Q 2009
Net sales	$4,497	$4,681	$2,817

Segment (loss) income from operations
Flat-rolled	$(174)	$98	$(370)
U. S. Steel Europe	(25)	19	7
Tubular	112	96	(21)
Other Businesses	7	28	5
Total segment (loss) income from operations	$(80)	$241	$(379)
Retiree benefit expenses	(43)	(43)	(33)
Other items not allocated to segments	(15)	-	-
(Loss) Income from operations	$(138)	$198	$(412)

Net interest and other financial (income) costs	(78)	150	25
Income tax (benefit) provision	(9)	72	(130)

Net income (loss) attributable to noncontrolling interests	-	1	(4)
Net loss attributable to United States Steel Corporation	$(51)	$(25)	$(303)
- Per basic share	$(0.35)	$(0.17)	$(2.11)
- Per diluted share	$(0.35)	$(0.17)	$(2.11)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Results for the quarter were lower than the second quarter as all three of our segments had lower shipments and production as activity in most of our markets slowed.  Results were also affected by higher facility repair and maintenance costs, most notably for inspection and repairs of critical structures at our Flat-rolled facilities, lower Flat-rolled average realized prices, and higher raw materials costs in our Flat-rolled and European operations.  Our Tubular operations benefitted from increased average realized prices and had improved income from operations for the fifth consecutive quarter."

The company reported a third quarter 2010 loss from operations of $138 million, compared with income of $198 million in the second quarter of 2010 and a loss from operations of $412 million in the third quarter of 2009.

Other items not allocated to segments in the third quarter 2010 consisted of a loss from the sale of the majority of the assets of Fintube Technologies, which decreased net income by $15 million, or 11 cents per diluted share.  There were no other items not allocated to segments during the second quarter of 2010 or the third quarter of 2009.

Net interest and other financial costs in the third quarter of 2010 included a foreign currency gain that increased net income by $139 million, or 96 cents per diluted share.  The net gain primarily resulted from the accounting remeasurement of a $1.6 billion U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by losses on euro-U.S. dollar derivatives activity.  This compares to a foreign currency loss that decreased net income by $96 million, or 62 cents per diluted share, in the second quarter of 2010 and a foreign currency gain that increased net income by $24 million, or 16 cents per diluted share, in the third quarter of 2009.

For the nine months ended September 30, 2010, we recorded a tax provision of $56 million on our pre-tax loss of $177 million.  In accordance with accounting guidance, the tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets.  Third quarter 2010 results included a $29 million, or 20 cents per diluted share, favorable catch-up adjustment as a result of a decrease in the estimated annual effective tax rate.

As of September 30, 2010, U. S. Steel had $643 million of cash and $2.2 billion of total liquidity as compared to $947 million of cash and $2.5 billion of total liquidity at June 30, 2010.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance.  U. S. Steel's reportable segments and Other Businesses reported a loss from operations of $80 million, or $14 per ton, in the third quarter of 2010, compared to income of $241 million, or $41 per ton, in the second quarter of 2010 and a loss from operations of $379 million, or $91 per ton, in the third quarter of 2009.

Income from operations for Flat-rolled was lower than the second quarter 2010 primarily due to decreased shipments and production volumes, decreased average realized prices, increased costs for facility repair and maintenance, and consumption of higher cost coal, coke and iron ore purchased to support earlier facility restarts.  Facility repair and maintenance costs were significantly higher than the second quarter primarily due to more extensive structural inspection and repair activities as well as normal scheduled outage work at both Gary Works and Great Lakes Works.  Following a structural failure at our Gary Works facility in July, in consideration of our employees' safety and commitments to our customers, we accelerated inspections of other critical structures across our North American facilities in connection with our existing inspection program.  Costs associated with expedited repairs from previously completed and current inspection activities were $80 million in the third quarter, an increase of $60 million over the second quarter.  Approximately half of the amount incurred in the third quarter related to blast furnace raw material transportation system structures at Gary Works, including the section that failed, as well as similar structures at Great Lakes Works.  The balance related to numerous items across all of our major operating facilities that otherwise would have occurred in future periods.  We also incurred approximately $30 million relating to operating inefficiencies due to disruptions caused by the structural failure at Gary Works.  Average realized prices in the third quarter of 2010 were $688 per net ton, a $12 per ton decrease from the second quarter of 2010 as decreased spot market prices more than offset the benefits of increased contract prices.  Shipments decreased by six percent to 3.8 million tons due to lower order rates, reflecting the lack of recovery in the construction markets and normal seasonal patterns.  The raw steel capability utilization rate was 77 percent for the Flat-rolled segment, lower than the second quarter.

Third quarter results for U. S. Steel Europe (USSE) were lower than the second quarter as the benefits of higher euro-based transaction prices were more than offset by higher raw materials costs and increased facility repair and maintenance costs.  Costs associated with structural inspection and repair activities at USSE totaled $3 million in the third quarter, an increase of $2 million from the second quarter.  Reported average realized prices increased by $61 per ton to $748 per ton.  Shipments decreased by four percent to 1.3 million tons due to reduced order rates from our spot market customers and normal seasonal patterns.  USSE operated at 77 percent of raw steel capability for the third quarter as we idled a blast furnace at U. S. Steel Serbia for part of the quarter in response to lower order rates and completed planned maintenance work on a blast furnace at U. S. Steel Kosice.

Third quarter 2010 results for Tubular improved over the second quarter as the benefits of higher average realized prices and decreased costs for steel substrate were only partially offset by slightly lower shipments, primarily carbon OCTG and welded line pipe, and increased facility repair and maintenance costs.  Costs associated with structural inspection and repair activities totaled $3 million in the third quarter compared to an immaterial amount in the second quarter.  Shipments decreased by three percent to 422 thousand tons, and the reported average realized price for the segment increased by $63 per ton to $1,559 per ton.

Third quarter 2010 results for Other Businesses were lower than the second quarter of 2010 primarily due to the impact of a land sale by our real estate operations in the second quarter.

Outlook

Commenting on U. S. Steel's outlook, Surma said, "Our current order entry rates reflect the uncertain economic situation in North America and Europe, with spot customers reducing inventory levels in light of short lead times, while our contractual customers' order rates are consistent with traditional downtime taken late in the fourth quarter."

Fourth quarter results for Flat-rolled are expected to be in line with the third quarter as reduced spending for facility repair and maintenance, including structural inspections and repairs, and the absence of operating inefficiencies at Gary Works due to the structural failure will be offset by decreased average realized prices and lower shipments and production volumes.  We expect to continue to incur costs for structural repairs, but anticipate they will be lower than the third quarter by approximately $40 million, as much of the significant repair work was completed in the third quarter.  The expected decrease in average realized prices is a result of lower spot market and index-based contract prices.  We expect a decrease in shipments as a result of normal seasonal patterns and will adjust our blast furnace configuration to coincide with order rates.  We expect to operate at an overall lower raw steel capability utilization rate than in the third quarter as our Hamilton Works blast furnace was idled in October in response to reduced order rates in Canada and the United States and we have completed some scheduled maintenance work in October.  While the labor agreement covering our Hamilton Works operations has expired and we have not reached a successor agreement, we continue to operate the coke battery, cold mill and one galvanizing line at Hamilton Works.

We expect fourth quarter results for USSE to be comparable to the third quarter as lower raw materials costs and reduced spending on facility repair and maintenance are offset by lower shipments.  While we expect lower euro-based transaction prices in the fourth quarter, the overall euro-based average price is expected to be higher as a result of a higher mix of value-added contract shipments.  We expect raw steel capability utilization rates to be lower than the third quarter as we idled a blast furnace at U. S. Steel Serbia in response to reduced order rates.  The blast furnace configuration in USSE will continue to be adjusted to coincide with our customers' order rates.

We expect our Tubular segment to remain profitable in the fourth quarter, but expect lower results as compared to the third quarter.  Customer inventory levels are at the high end of the normal range.  Our program customers and distributors are actively controlling their inventory levels going into year end.  In addition, imports, particularly from South Korea, have increased.  As a result, we expect lower shipments and average realized prices, partially offset by lower costs for steel substrate.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments.  Although we believe that we are in the early stages of a gradual economic recovery, U. S. Steel cannot control or predict the extent and timing of economic recovery.  As the recovery occurs, U. S. Steel is incurring and may continue to incur costs to rebuild working capital, but we cannot accurately forecast the amount of such costs.  Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportations prices, usage and availability; (f) international trade developments, including agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements, including any successor to the labor agreement covering our Hamilton Works operations; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change.  Economic conditions and political factors in Europe and Canada that may affect USSE's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures.  Factors that may affect our decisions on strategic initiatives include, among other things: (s) the cost and availability of capital; (t) the anticipated cost of additional facilities (whether built or acquired); (u) current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications.  Factors that may affect our ability to construct new facilities include: (v) levels of cash flow from operations; (w) general economic conditions; (x) business conditions; (y) cost and availability of capital; (z) receipt of necessary permits; and (aa) unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires.  The tax provision for the first nine months ended September 30, 2010, is based on an estimated annual effective rate, which requires management to make its best estimate of annual pretax income or loss.  During the year, management regularly updates forecasted annual pretax results for the various countries in which we operate based on changes in factors such as prices, shipments, product mix, plant operating performance and cost estimates.  To the extent that actual 2010 pretax results for U.S. and foreign income or loss vary from estimates applied at the end of the most recent interim period, the actual tax provision or benefit recognized in 2010 could be materially different from the forecasted amount used to estimate the tax provision for the nine months ended September 30, 2010.  In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on third quarter earnings on Tuesday, October 26, at 2 p.m. EDT.  To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit its website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	Sept. 30
(Dollars in millions)	2010	2010	2009	2010	2009

NET SALES	$4,497	$4,681	$2,817	$13,074	$7,694
OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,321	4,184	2,902	12,144	8,249
Selling, general and administrative expenses	148	152	163	448	460
Depreciation, depletion and amortization	163	162	167	490	484
(Income) loss from investees	(9)	(9)	1	(13)	32
Net loss (gain) on disposal of assets	14	(2)	(1)	9	(134)
Other income, net	(2)	(4)	(3)	(7)	(42)

Total operating expenses	4,635	4,483	3,229	13,071	9,049

(LOSS) INCOME FROM OPERATIONS	(138)	198	(412)	3	(1,355)
Net interest and other financial
(income) costs	(78)	150	25	180	105

(LOSS) INCOME BEFORE INCOME TAXES	(60)	48	(437)	(177)	(1,460)
Income tax (benefit) provision	(9)	72	(130)	56	(322)

Net loss	(51)	(24)	(307)	(233)	(1,138)
Less: Net income (loss) attributable to noncontrolling interests	-	1	(4)	-	(4)

NET LOSS ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$(51)	$(25)	$(303)	$(233)	$(1,134)

COMMON STOCK DATA:

Net loss per share attributable to
United States Steel Corporation shareholders:
- Basic	$(0.35)	$(0.17)	$(2.11)	$(1.62)	$(8.62)
- Diluted	$(0.35)	$(0.17)	$(2.11)	$(1.62)	$(8.62)

Weighted average shares, in thousands
- Basic	143,660	143,504	143,363	143,521	131,466
- Diluted	143,660	143,504	143,363	143,521	131,466
Dividends paid per common share	$.05	$.05	$.05	$.15	$.40

UNITED STATES STEEL CORPORATION
CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

	Nine Months Ended September 30
(Dollars in millions)	2010	2009
Cash (used in) provided from operating activities:
Net loss	$(233)	$(1,138)
Depreciation, depletion and amortization	490	484
Pensions and other postretirement benefits	(183)	(160)
Deferred income taxes	20	(258)
Net loss (gain) on disposal of assets	9	(134)
Working capital changes	(728)	1,560
Income taxes receivable/payable	107	271
Other operating activities	40	35

Total	(478)	118

Cash used in investing activities:
Capital expenditures	(426)	(323)
Capital expenditures – variable interest entities	-	(126)
Disposal of assets	103	340
Other investing activities	(35)	(101)

Total	(358)	(210)

Cash provided from financing activities:
Issuance of long-term debt	669	839
Revolving credit facilities – borrowings	25	-
– repayments	(297)	-
Repayment of long-term debt	(105)	(671)
Common stock issued	3	667
Dividends paid	(22)	(49)
Other financing activities	-	127

Total	273	913

Effect of exchange rate changes on cash	(12)	(2)

Net (decrease) increase in cash and cash equivalents	(575)	819
Cash at beginning of the year	1,218	724

Cash at end of the period	$643	$1,543

UNITED STATES STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	Sept. 30	Dec. 31
(Dollars in millions)	2010	2009
Cash and cash equivalents	$643	$1,218
Receivables, net	2,322	1,567
Inventories	2,375	1,679
Other current assets	527	551

Total current assets	5,867	5,015
Property, plant and equipment, net	6,390	6,820
Investments and long-term receivables, net	674	695
Goodwill and intangible assets, net	2,008	2,006
Other assets	714	886

Total assets	$15,653	$15,422

Accounts payable	$2,136	$1,457
Payroll and benefits payable	731	854
Short-term debt and current maturities of long-term debt	20	19
Other current liabilities	188	144

Total current liabilities	3,075	2,474
Long-term debt, less unamortized discount	3,639	3,345
Employee benefits	3,937	4,143
Other long-term liabilities	483	481
United States Steel Corporation stockholders’ equity	4,518	4,676
Noncontrolling interests	1	303

Total liabilities and stockholders’ equity	$15,653	$15,422

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2010	2010	2009	2010	2009
(LOSS) INCOME FROM OPERATIONS
Flat-rolled	$(174)	$98	$(370)	$(156)	$(1,154)
U. S. Steel Europe	(25)	19	7	6	(205)
Tubular	112	96	(21)	253	18
Other Businesses	7	28	5	45	(5)

Segment (Loss) Income from Operations	(80)	241	(379)	148	(1,346)
Retiree benefit expenses	(43)	(43)	(33)	(130)	(99)
Other items not allocated to segments:
Federal excise tax refund	-	-	-	-	34
Litigation reserve	-	-	-	-	45
Net (loss) gain on sale of assets	(15)	-	-	(15)	97
Workforce reduction charges	-	-	-	-	(86)

Total (Loss) Income from Operations	$(138)	$198	$(412)	$3	$(1,355)

CAPITAL EXPENDITURES
Flat-rolled	$151	$74	$68	$305	$231
U. S. Steel Europe	21	28	46	93	74
Tubular	10	13	3	23	9
Other Businesses	2	2	-	5	9

Total	$184	$117	$117	$426	$323

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2010	2010	2009	2010		2009
OPERATING STATISTICS
Average realized price:($/net ton)(a)
Flat-rolled	688	700	605	682		660
U. S. Steel Europe	748	687	615	680		627
Tubular	1,559	1,496	1,474	1,490		1,889
Steel Shipments: (a)(b)
Flat-rolled	3,812	4,061	2,722	11,445		6,660
U. S. Steel Europe	1,323	1,386	1,285	4,231		3,217
Tubular	422	433	151	1,165		450

Total Steel Shipments	5,557	5,880	4,158	16,841		10,327
Intersegment Shipments: (b)
Flat-rolled to Tubular	413	441	123	1,215		245
Raw Steel-Production: (b)
Flat-rolled	4,694	4,979	3,548	14,056		7,791
U. S. Steel Europe	1,441	1,637 058	1,528	4,665		3,586
Raw Steel-Capability Utilization: (c)
Flat-rolled	77%	82%	58%	77%		43%
U. S. Steel Europe	77%	89%	82%	84%	%	65%	%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.

CONTACT: Media, Erin DiPietro, +1-412-433-6845, or Investors/Analysts, Dan Lesnak, +1-412-433-1184, both of United States Steel Corporation